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news release                                           [TENNECO AUTOMOTIVE LOGO]


          For Immediate Release


          Contacts:      Jane Ostrander
                         Media Relations
                         847 482-5607
                         jane.ostrander@tenneco-automotive.com

                         Leslie Hunziker
                         Investor Relations
                         847 482-5042
                         leslie.hunziker@tenneco-automotive.com


           TENNECO AUTOMOTIVE NAMES TIMOTHY R. DONOVAN AS NEW DIRECTOR

Lake Forest, Illinois, March 10, 2004 - Tenneco Automotive (NYSE:TEN) announced today that Timothy R. Donovan has been elected to the company's board of directors. Timothy Donovan is executive vice president, managing director of Tenneco Automotive's International Group and general counsel.

"Tim Donovan has provided strong legal and transaction counsel in Tenneco Automotive's short history as a stand-alone company," said Mark P. Frissora, Tenneco Automotive Chairman and CEO. "Tim is results driven and a proven counselor in many aspects of our business. We look forward to adding his good judgment, legal perspective and global skills to our Board."

With the addition of Mr. Donovan, the Tenneco Automotive Board of Directors now has ten directors, including two inside members.



                                     -more-

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Mr. Donovan, 48, joined Tenneco Automotive as senior vice president and general counsel in August 1999, responsible for the legal aspects of the company's global business activities including negotiating and implementing joint ventures, acquisitions and divestitures, and other strategic agreements, litigation, customer and supplier relationships, and financial transactions. His responsibilities expanded in June 2001 when he was also named general manager for the company's International business group, which includes South America and Asia operations, as well as the company's Japanese original equipment business worldwide. He was promoted to executive vice president in December, 2001.

Prior to joining Tenneco Automotive, he was a partner and chairman of the corporate and securities group at the law firm of Jenner & Block, where he also served as a member of the firm's executive and finance committees. Mr. Donovan has advised Fortune 500 clients on a broad range of business and legal issues. Beginning in 1996, he was the principal outside corporate counsel to Tenneco, Inc.

Mr. Donovan is also a director of John B. Sanfilippo & Son, Inc., where he is chairman of the audit committee. He is a member of the American and Chicago Bar Associations, as well as the Securities Law Committee of the Chicago Bar Association, and is the co-chair of the Securities, Commodities and Exchange Committee of the ABA's Administrative Law and Regulatory Practice Section.


Tenneco Automotive is a $3.8 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,200 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers and DynoMax(R) performance exhaust products, and Monroe(R) Clevite(R) vibration control components.

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